Exhibit 99.1

CapLease Announces Second Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--August 8, 2012--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the second quarter ended June 30, 2012. Net loss to common stockholders was $(8.9) million, and funds from operations, or FFO, as adjusted for items affecting comparability, was $9.9 million.

Second Quarter 2012 and Subsequent Event Highlights:

  FFO of $0.15 Per Share As Adjusted for Comparability
  Acquired and Obtained Financing for Approximately $90 Million of New Properties
  Entered Into New $100 Million Revolving Financing Facility
  Reduced Nestlé Mortgage Debt

Paul McDowell, Chairman and Chief Executive Officer, stated, “We had a very active and productive second quarter, with significant progress on each component of our 2012 business plan. We raised about $50 million of preferred equity capital, and quickly put it all to work into further growth by investing in new high quality properties with strong returns and attractive long-term financing. We also continued to execute on upcoming lease and debt maturities, highlighted by the Nestlé properties where we have now extended leases on two of the three warehouses for five years until December 2017, and the mortgage debt was reduced and we expect to finalize an extension shortly. Our new three-year revolver provides a source of substantial additional liquidity and offers us significant financing and refinancing flexibility. We are very pleased with these transactions and our progress in 2012, and are evaluating additional ways to deliver further value to our stockholders. We have a good pipeline of new investment opportunities, and expect to continue to build on our growth for the remainder of the year and beyond.”

Second Quarter 2012 Results:

	For the Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$18,566	$7,552
Per Share	$0.28	$0.11
Items that affect comparability (income) expense:
Loss on investments other than real property, net	–	2,723
Gain on extinguishment of debt, net	(9,000)	–
Property acquisition costs	299	125
Funds from operations, as adjusted for comparability	$9,865	$10,400
Per Share	$0.15	$0.15

For the quarter ended June 30, 2012, the Company reported total revenues of $39.7 million, compared to total revenues of $41.3 million in the comparable period in 2011. The decline in total revenues reflects the impact of the collateralized debt obligation and other mortgage asset sales during 2011. Rental revenue was up 6% for the 2012 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $9.9 million, or $0.15 per share, compared to $10.4 million, or $0.15 per share, in the comparable period in 2011. The Company has grown the owned property portfolio by about $150 million since June 30, 2011. As previously disclosed, despite this strong growth, per share FFO as adjusted is unchanged year over year reflecting the impact of 2011 asset sales and lower leverage. During 2011, we significantly reduced our investments in mortgage assets and overall leverage level through the strategic sale of the Company’s collateralized debt obligation at a gain. That sale transaction along with the common equity we issued during 2011, provided some of the liquidity to continue to grow the owned property portfolio.

Net loss to common stockholders for the second quarter of 2012 was $(8.9) million, or $(0.13) per share, compared to net loss of $(4.9) million, or $(0.07) per share, in the comparable period in 2011. Second quarter 2012 net loss to common stockholders includes net non-recurring losses of $6.2 million, including the loss of $15.2 million on the sale of the Rhode Island property offset in part by $9.0 million of gain related to the repurchase of the junior first mortgage note on the Nestlé properties.

New Property Investments:

During the second quarter, the Company purchased a two office building complex located in Richardson, Texas outside of Dallas, for a combined purchase price of $46 million. One building consists of approximately 203,000 square feet of rentable space and is leased to a large subsidiary of AT&T Inc. through March 2020. The other building consists of approximately 115,000 square feet of rentable space and is leased to MetroPCS Wireless, Inc. as its headquarters through November 2018. The Company’s average capitalization rate over the shortest lease term is about 9%, and the property was long-term financed with $20.7 million of nonrecourse debt, with a coupon of 4.6%.

Also during the second quarter, the Company purchased an approximately 175,000 square foot Class A office building located in The Woodlands in Houston, Texas for a purchase price of $40.5 million. The building is 100% leased with two investment grade rated large corporate tenants occupying about 70% of the space. Approximately 61% of the square footage in the building is leased through May 2022 to Praxair, Inc. An additional 8% of the space is leased through August 2017 to a subsidiary of Dover Corporation. The remaining space is leased by three other creditworthy tenants. The Company’s average capitalization rate for this property is about 8%, and the property was long-term financed during July with $22.4 million of nonrecourse debt, with a coupon of 3.7% with the first four years interest only.

The Company also continued to fund construction of its latest build-to-suit project during the second quarter of 2012. Construction of the 324,000 square foot Class A office building in Tulsa, Oklahoma remains on schedule with delivery of floors to the tenant Cimarex Energy Co. scheduled to begin later this year, and completion of construction scheduled for the first quarter of 2013. Through June 30, 2012, the Company funded $20.3 million of its expected total $53 million investment. Approximately half of the Company’s total investment will be funded through a non-recourse construction loan obtained from the Bank of Oklahoma. When complete, the Company’s average capitalization rate will be in excess of 10% over a 12 year lease term.

New $100 Million Revolving Financing Facility:

During the second quarter of 2012, the Company entered into a new $100 million secured revolving credit agreement with Wells Fargo Bank, N.A. The new three year facility has an initial collateral pool of 16 otherwise unencumbered real properties, including 11 Kroger grocery stores, and will be the Company’s primary short–term borrowing facility for the foreseeable future. The Company’s borrowings under the facility will bear interest at prevailing LIBOR rates plus 275 basis points.

Nestlé Warehouse/Distribution Properties and Mortgage Debt:

During the second quarter, the Company reduced the nonrecourse mortgage debt on the three Nestlé warehouse/distribution properties, which debt was comprised of a $106 million senior first mortgage note and an $11 million junior first mortgage note. The Company repurchased the $11 million junior note from a private investor, for a purchase price including expected transaction costs of $2 million.

During the early part of the third quarter, the Company also entered into a non-binding term sheet to extend the remaining $106 million note for a multi-year period. We expect the note face amount of $106 million and coupon of 6.32% to be unchanged by the extension. The extension documentation is currently being drafted, and is expected to be finalized within the next couple of weeks. However, until we enter into final documentation, the extension remains uncertain and the timing and terms and conditions of such extension are subject to change.

As previously disclosed, the Company extended the leases on two of the Nestlé properties where the leases were scheduled to mature in December 2012, during the first and second quarter of 2012. The extension of the approximately 1 million square foot Pennsylvania property is with the existing tenant Nestlé for five years commencing January 1, 2013. The extension of the approximately 750,000 square foot California property is with the existing subtenant Del Monte Corporation for five years commencing January 1, 2013. The Company is continuing to actively market the Fort Wayne property for re-lease at the end of Nestlé’s lease term in December 2012.

Capital Activity:

During the second quarter, the Company raised approximately $48.3 million of net proceeds through a preferred stock offering. The Company issued 2 million shares of 8.375% Series B Cumulative Redeemable Preferred Stock, at a price of $25.00 per share, before the underwriting discount and offering expenses. As of today, the Company has fully utilized the proceeds of the offering, with most of the proceeds invested in the properties purchased by the Company during the second quarter.

Sale of Johnston, RI Property:

During the second quarter, the Company sold the Johnston, Rhode Island property to the former tenant at the property, Factory Mutual Insurance Company, or FM Global. As part of the sale, the Company also settled its litigation with FM Global regarding FM Global’s end-of-lease obligations. The sale of the property for a purchase price of $9.75 million will save the Company about $1.5 million, or more than $0.02 per share, annually for the operating costs of the vacant building.

Six Month Results:

	For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$31,140	$16,738
Per Share	$0.47	$0.27
Items that affect comparability (income) expense:
(Gain) loss on investments other than real property, net	(709)	3,213
Gain on extinguishment of debt, net	(11,012)	–
Property acquisition costs	308	143
Funds from operations, as adjusted for comparability	$19,727	$20,094
Per Share	$0.30	$0.32

For the six months ended June 30, 2012, the Company reported total revenues of $78.7 million, compared to total revenues of $82.5 million in the comparable period of 2011. Rental revenue was up 6% for the 2012 period, reflecting the new properties acquired. FFO adjusted for items that affect comparability was $19.7 million, or $0.30 per share, compared to $20.1 million, or $0.32 per share, in the comparable period in 2011. The total revenue and adjusted FFO per share declines reflect the impact of the 2011 CDO and other asset sales and lower leverage, as previously described above.

Net loss to common stockholders for the six months ended June 30, 2012 was $(8.4) million, or $(0.13) per share, compared to net loss of $(8.0) million, or $(0.13) per share, in the comparable period in 2011.

Portfolio:

Over 95% of the Company’s portfolio is invested in owned properties, representing approximately $1.7 billion before depreciation and amortization at June 30, 2012. The weighted average tenant credit rating on the Company’s single tenant owned property portfolio is A- from Standard & Poor’s.

Approximately 91% of the Company’s single tenant owned property portfolio is leased to investment grade tenants.

The weighted average remaining lease term on the Company’s single tenant owned property portfolio is approximately 7 years.

References to the Company’s single tenant owned property portfolio exclude the two Omaha, Nebraska properties which are no longer leased primarily by a single tenant.

Balance Sheet:

At June 30, 2012, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $30 million in loan investments, and $63 million in commercial mortgage-backed securities. The Company continues to have strong liquidity with over $33 million of cash on hand as of June 30, 2012, and about $20 million of additional borrowing capacity under the new revolving credit agreement. During August, the Company paid down the new revolver by $25 million funded primarily by the proceeds from the Woodlands property financing, and as of today, the Company has $27 million of cash on hand and about $45 million of additional borrowing capacity under the revolver.

The Company’s leverage on its owned property portfolio was approximately 60% as of June 30, 2012, a decline of 400 basis points since June 30, 2011. CapLease expects its leverage to continue to decrease over time, primarily as a result of scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions.

Dividends:

During the second quarter of 2012, the Company declared a cash dividend on its common stock in the amount of $0.065 per share. The Board of Directors will consider the dividend at its next scheduled Board meeting in September. The level of CapLease’s common dividend is determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock, and a cash dividend of $0.500174 on its 8.375% Series B Cumulative Redeemable Preferred Stock.

2012 Guidance:

CapLease is affirming its previously disclosed full year 2012 guidance range of $0.59 to $0.62 per share of FFO as adjusted for comparability, and $(0.12) to $(0.09) of earnings per share (EPS).

CapLease is also affirming its full year 2012 guidance range of $0.68 to $0.71 per share of cash available for distribution (CAD). The difference between CAD and FFO guidance is driven primarily by cash rents exceeding straight-line rents during 2012.

The Company’s guidance estimates do not include property acquisition costs but otherwise include the impact of the various transactions that have been completed during 2012, including the property acquisitions and financings and capital raises described in this press release. However, the Company’s guidance estimates assume no additional asset investment or disposition activity, and no additional capital raising activities for 2012.

As a reminder, the Company’s FFO as adjusted guidance also assumes no gains or losses associated with asset sales or debt extinguishment, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on its floating rate facilities, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s second quarter 2012 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-3982 or (201) 493-6780 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 pm (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 397851.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2012 and 2011 periods have been adjusted to exclude non-recurring gains or losses on investments and any gain on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. Items that affect comparability currently include gains or losses on the Company’s debt investments which, unlike gains or losses on owned properties, are not excluded from FFO under the NAREIT definition, gain or loss on debt extinguishment and property acquisition costs. FFO as adjusted for items that affect comparability should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to extend the Nestlé mortgage debt on the preliminary terms agreed to with the lender or at all;
  payment defaults on one or more of our asset investments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and six months ended June 30, 2012 and June 30, 2011 (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Revenues:
Rental revenue	$33,697	$31,762	$66,678	$62,940
Interest income from loans and securities	2,091	6,184	4,106	12,613
Tenant reimbursements	3,556	3,145	7,387	6,498
Other revenue	352	163	511	445
Total revenues	39,696	41,254	78,682	82,496
Expenses:
Interest expense	16,965	20,015	33,943	40,050
Property expenses	6,615	6,117	13,032	12,574
General and administrative expenses	2,863	2,668	5,851	5,492
General and administrative expenses-stock based compensation	907	796	1,611	1,468
Depreciation and amortization expense on real property	11,898	11,474	23,712	22,862
Other expenses	16	64	32	129
Total expenses	39,264	41,134	78,181	82,575
Other gains (losses):
Gain (loss) on investments, net	–	(2,723)	709	(3,213)
Gain on extinguishment of debt, net	9,000	–	11,012	–
Total other gains (losses)	9,000	(2,723)	11,721	(3,213)
Income (loss) from continuing operations	9,432	(2,603)	12,222	(3,292)
Discontinued operations:
Loss from discontinued operations	(634)	(635)	(1,366)	(1,462)
Loss on investments	(15,229)	–	(15,229)	–
Total discontinued operations	(15,863)	(635)	(16,595)	(1,462)
Net loss before non-controlling interest in consolidated subsidiaries	(6,431)	(3,238)	(4,373)	(4,754)
Non-controlling interest in consolidated subsidiaries	18	10	17	19
Net loss	(6,413)	(3,228)	(4,356)	(4,735)
Dividends allocable to preferred shares	(2,453)	(1,627)	(4,081)	(3,255)
Net loss allocable to common stockholders	$(8,866)	$(4,855)	$(8,437)	$(7,990)

Income (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$0.11	$(0.06)	$0.12	$(0.11)
Loss from discontinued operations	$(0.24)	$(0.01)	$(0.25)	$(0.02)
Net loss per common share, basic and diluted	$(0.13)	$(0.07)	$(0.13)	$(0.13)
Weighted average number of common shares outstanding, basic and diluted	66,767	67,450	66,540	62,521
Dividends declared per common share	$0.065	$0.065	$0.13	$0.13
Dividends declared per preferred A share	$0.508	$0.508	$1.016	$1.016
Dividends declared per preferred B share	$0.500	$–	$0.500	$–

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of June 30, 2012 and December 31, 2011
(Amounts in thousands, except share and per share amounts)	As Of June 30, 2012	As Of December 31, 2011
Assets
Real estate investments, net	$1,450,830	$1,401,526
Loans held for investment, net	30,125	33,139
Commercial mortgage-backed securities	63,126	59,435
Cash and cash equivalents	33,155	71,160
Other assets	81,319	76,363
Total Assets	$1,658,555	$1,641,623
Liabilities and Equity
Mortgages on real estate investments	$962,597	$972,924
Credit agreements	64,385	70,668
Secured term loan	79,674	88,142
Convertible senior notes	34,843	34,522
Other long-term debt	30,930	30,930
Total Debt Obligations	1,172,429	1,197,186
Intangible liabilities on real estate investments	34,125	35,219
Accounts payable and other liabilities	20,084	17,371
Dividends and distributions payable	6,978	5,946
Total Liabilities	1,233,616	1,255,722
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 shares issued and outstanding	73,880	73,880
Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,000,000 and 0 shares issued and outstanding, respectively	48,317	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,766,965 and 66,275,535 shares issued and outstanding, respectively	668	663
Additional paid in capital	305,618	321,303
Accumulated other comprehensive loss	(4,612)	(11,051)
Total Stockholders' Equity	423,871	384,795
Non-controlling interest in consolidated subsidiaries	1,068	1,106
Total Equity	424,939	385,901
Total Liabilities and Equity	$1,658,555	$1,641,623

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three and six months ended June 30, 2012 and June 30, 2011

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Net loss allocable to common stockholders	$(8,866)	$(4,855)	$(8,437)	$(7,990)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(18)	(10)	(17)	(19)
Depreciation and amortization expense on real property	11,898	11,474	23,712	22,862
Depreciation and amortization expense on discontinued operations	323	943	653	1,885
Loss on property sales	15,229	–	15,229	–
Funds from operations	18,566	7,552	31,140	16,738
Add (deduct):
Straight-lining of rents	(5,046)	(5,365)	8,051	6,309
General and administrative expenses-stock based compensation	907	796	1,611	1,468
Amortization of above and below market leases	(199)	420	(385)	839
Non-cash interest income and expenses	511	471	903	955
Routine capital expenditures on real estate investments	(109)	(511)	(530)	(1,335)
(Gain) loss on investments other than real property, net	–	2,723	(709)	3,213
Gain on extinguishment of debt, net	(9,000)	–	(11,012)	–
Cash available for distribution	$5,630	$6,086	$29,069	$28,187

Weighted average number of common shares outstanding, basic and diluted	66,767	67,450	66,540	62,521
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	66,923	67,606	66,696	62,677
Net loss per common share, basic and diluted	$(0.13)	$(0.07)	$(0.13)	$(0.13)
Funds from operations per share	$0.28	$0.11	$0.47	$0.27
Cash available for distribution per share	$0.08	$0.09	$0.44	$0.45

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of June 30, 2012 and December 31, 2011

	Jun 30, 2012	Dec 31, 2011
Debt	unaudited
Mortgages on real estate investments	$962,597	$972,924
Credit agreements	64,385	70,668
Secured term loan	79,674	88,142
Convertible senior notes	34,843	34,522
Other long-term debt	30,930	30,930
Total Debt	$1,172,429	$1,197,186

Assets
Total assets	$1,658,555	$1,641,623
Accumulated depreciation and amortization on owned properties	273,892	268,209
Intangible liabilities on real estate investments	(34,125)	(35,219)
Prepaid expenses and deposits	(1,380)	(1,381)
Accrued rental income	(34,614)	(41,387)
Deferred rental income	1,281	2
Debt issuance costs, net	(5,357)	(3,889)
Other	(557)	(712)
Total Assets, as adjusted	$1,857,694	$1,827,247

Leverage (Total Debt/Total Assets, as adjusted)	63%	66%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of June 30, 2012

(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$962,597	$21,098	$61,810	$1,045,505	$1,738,504	60%
Debt Investments	–	58,577	2,575	61,152	93,816	65%

(1)	Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com